                            ARTICLES OF INCORPORATION

                                       OF

                       ENTERTAINMENT PERFORMING ARTS, INC.

            The undersigned, being a natural person of the age of 18 years or more and acting as the incorporator, does hereby adopt the following Articles of Incorporation for the purpose of organizing a corporation pursuant to the provisions of the Texas Business Corporation Act.

                                   ARTICLE ONE

            The name of the corporation is ENTERTAINMENT' PERFORMING ARTS, INC.

                                   ARTICLE TWO

            The period of duration of the corporation is perpetual.

                                  ARTICLE THREE

            The purpose or purposes for which the corporation is organized are:

                  To transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                  ARTICLE FOUR

            The aggregate number of shares which the corporation shall have authority to issue is one thousand, all of which are of one class and of the par value of one dollar each.

                                  ARTICLE FIVE

            The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least one thousand dollars, consisting of money, labor done, or property actually received.

                                   ARTICLE SIX

            No holder of any class of shares of the corporation shall be entitled to cumulate his votes at any election of directors.

                                 ARTICLE SEVENTH


            The following provisions are inserted herein for the purpose of defining, limiting, and regulating the powers of the corporation and of the directors and of the shareholders, provided, however, that said provisions shall not be deemed exclusive of any rights or liabilities otherwise granted or imposed by the laws of the State of Texas:

            (a) The corporation shall, to the fullest extent permitted by
      Article 2.02-1 of the Texas Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to or covered by said Article.

            (b) Whenever any provision of the Texas Business Corporation Act shall otherwise require for the approval of any specified corporate action the authorization of at least two-thirds of the voting power of shareholders entitled to vote, any such corporate action shall be approved by the authorization of at least a majority of the voting power of- the shareholders entitled to vote; and whenever the corporation shall have one or more classes or series of shares which are denied voting power under the Articles of Incorporation but the authorization of at least two-thirds of the voting power of said class or series is otherwise required for the approval of any specified corporate action under the Texas Business Corporation Act, any such corporate action shall be approved by said class or series by the authorization of at least a majority of the voting power of each such class and of each such series. The term "voting power", as used herein, shall have the meaning ascribed to it by the provisions of
      Article 2.29 of the Texas Business Corporation Act, as the same may be amended and supplemented.

            (c) In conformity with the provisions of Article 2.03 of the Texas Business Corporation Act, as the same may be amended and supplemented, and without the vote or concurrence of any of its shareholders, the corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

                                 ARTICLE EIGHTH

            The post-office address of the initial registered office of the corporation in the State of Texas is c/o The Prentice-Hall Corporation System, Inc., Littlefield Building, Austin, Texas 78701, and the name of the initial registered agent of the corporation at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE NINTH

            The number of directors constituting the initial Board of Directors of the corporation is one, and the name and the address of each person who is to serve as a director until the first annual meeting of the shareholders or until his successor is elected and qualified are:


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            NAME                                  ADDRESS
            ----                                  -------

            Miles Wilkin                          4543 Post Oak Place Drive,
                                                  Suite 200
                                                  Houston, Texas 77027

                                   ARTICLE TEN

            The name and the address of the incorporator are:

            NAME                                  ADDRESS
            ----                                  -------

            Mary Sivers                           1 Gulf+Western Plaza
                                                  New York, N.Y. 10023-7773

                                 ARTICLE ELEVEN

            From time to time any of the provisions of these Articles of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Texas at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all contracts and rights at any time conferred upon the shareholders of the corporation by these Articles of Incorporation are granted subject to the provisions of this Article.


Signed on April 17, 1987.

                                                  /s/ Mary Sivers
                                                  ------------------------------
                                                  Mary Sivers, Incorporator


STATE OF NEW YORK   )
                    ) SS.:
COUNTY OF NEW YORK  )

            I, Vita Ponzo, a notary public, do hereby certify that on this 17th day of April, 1987, personally appeared before me Mary Sivers, who being by me first duly sworn declared that she is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.


                                                  /s/ Vita Ponzo
                                                  ------------------------------
                                                  Vita Ponzo
                                                  Notary Public

                                                  [Notary Mark]


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